Exhibit 99.4

Q4 2014 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation fourth quarter 2014 financial results recording. The date of this recording is January 22, 2015. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President, Finance.
The Celanese Corporation fourth quarter 2014 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release, presentation and non-GAAP reconciliations are being furnished to the SEC in a current report on Form 8-K.
Mark will review our consolidated fourth quarter results and discuss our outlook for 2015. Chris will then comment on pension accounting, cash flow, balance sheet and tax rate; and now I'd like to turn the call over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening in today. I'll start with comments on the full year before rolling into the fourth quarter and comments on trends as we begin 2015.
I'm pleased to report 2014 earnings of $5.67 per share, reflecting 26 percent growth over the prior year. These record results were driven by changing industry dynamics in the Acetyl Chain, the ability of our Materials business to identify, develop and provide specific materials to our customers and strong manufacturing performance. Sales for the year totaled $6.8 billion up 4.5% year-over-year and operating cash flow totaled $962 million setting a record for the company. Consolidated segment income margins increased 240 basis points to 18.6 percent. Great performance all around.
Engineered Materials' 2014 segment income was $329 million, that's a 9 percent improvement over the prior year. Segment income margin improved 20 basis points to 22.5 percent, and our ability to develop customer-centric applications and products supported a 9 percent increase in volumes. We also increased our kilograms per vehicle to record levels in 2014 and had continued success in medical and industrial applications. Pricing was down 1 percent reflecting increased volumes into the Asian markets.
We had record annual performance in Consumer Specialties with segment income of $460 million and margin of 39.7 percent, 380 basis points above the prior year. These results reflect our global efforts to drive productivity and optimize our cost base. Our efforts more than offset 5 percent lower volumes in 2014. For the year net pricing was up slightly and dividends from our cellulose derivative ventures totaled $115 million.
Industrial Specialties' segment income totaled $64 million while segment income margin came in at 5.2 percent, both lower than the prior year. Pricing increased about 5 percent on improved mix in EVA polymers and efforts to pass through raw material cost inflation. However, our pricing efforts were not sufficient to cover high raw material costs for VAM (Vinyl Acetate Monomer). Volumes increased 1 percent mainly due to continued adoption of VAE (Vinyl Acetate Ethylene) polymers in Europe and Asia.
Acetyl Intermediates' segment income margin increased to 15.7 percent, which is 640 basis points higher than the prior year, on segment income of $547 million. Pricing increased 11 percent primarily in VAM, reflecting the impact of our productivity actions as well as a number of unplanned industry outages. Our results also reflect our ability to drive incremental value through our global network and to proactively respond to trade flows and industry trends through daily management of the business.

2014 was a really great year for Celanese and I am thankful to the entire team that helped deliver these outstanding results.
Now, let me cover our consolidated fourth quarter results.
In the fourth quarter, we generated record adjusted earnings of $1.28 per share. That's a 23 percent growth over the prior year. Segment income margin was 18.1 percent and fourth quarter segment income margin expanded 300 basis points year-over-year.
Now for the segments - [Advanced] Engineered Materials' segment income margin was 19.3 percent on segment income of $64 million. Volumes declined 6 percent sequentially reflecting typical seasonal trends in North America and Europe. Auto penetration was consistent with the prior quarter at approximately 2 kg per vehicle. Pricing declined 1 percent due to product and regional mix.
Segment income margin in Consumer Specialties was 39.6 percent, consistent with the prior quarter, on segment income of $110 million. Volumes declined 4 percent sequentially on seasonality while pricing was consistent with the third quarter. Dividends from our cellulose derivatives Chinese ventures were $29 million.
Industrial Specialties' segment income margin was 2.6 percent on segment income of $7 million. Sequential volumes decreased 14 percent mainly due to normal fourth quarter seasonality in emulsions polymers. Pricing was consistent as product mix in EVA polymers offset slightly lower pricing in emulsions polymers driven by lower raw material costs.
Acetyl Intermediates' fourth quarter segment income was $137 million. Segment income margin was 16.8 percent, 110 basis points below prior quarter but 670 basis points higher year-over-year. Sequentially, volumes declined 7 percent and pricing was down 5 percent primarily driven by fewer industry outages in VAM.
Our strong finish to the year provided another quarter of solid cash flow. Operating cash flow was $166 million, and included incremental pension contributions of $100 million. We continued to return cash to shareholders in quarter four, deploying $49 million to purchase about 820 thousand shares of stock. For the year, we distributed $144 million in dividends. That's a 73 percent increase from the prior year, and spent $250 million to repurchase 4.3 million shares.
Before I make some comments about [our] 2015 outlook, let me remind you that our underlying business is strong and provides us some ability to offset anticipated headwinds. But since we last talked with you, the global macro environment has weakened more than anticipated. Global oil prices have declined about

50 percent just since our last earnings call resulting in a precipitous decline in global energy and petrochemical derivative pricing creating both opportunities and risk for most businesses as regional competitive dynamics change. Many of our customers and suppliers are taking immediate actions to reduce inventory and purchases where possible while seeking knowledge on where things will settle. Foreign exchange rates have also been unstable most notably evident by the steep decline in the Euro US dollar exchange rate.
What this all means isn't yet clear but a few trends are emerging that I'd like to mention. Regarding general commerce we see positive signs in Europe particularly in autos where year over year improvement is expected and in the US where we generally still see favorable economic trends. However, we do expect a slow start to the year for our Asian business. Chinese New Year falls in late Feb and the Chinese economy remains on uncertain footing, which has a ripple effect in Korea and Japan.
Our global footprint exposes us to several currencies, but the most significant currency impact for Celanese is the Euro to US dollar exchange rate, primarily in our intermediate chemistry business where we have significant sales of US produced product in Europe. In a more stable currency environment, we estimate that every 1 Euro cent change in the exchange rate results in an earnings impact of about $0.03 to $0.04 per share annually. This would imply that the significant move in the exchange rate that averaged 1.32 in 2014 versus a current rate of 1.15 could impact earnings in the range of $0.60 to $0.70 per share this year. Having said that, with changes of this magnitude, there could be second order effects, including pricing adjustments, that reduce the overall impact.
The second area of uncertainty we are monitoring is the rapid decline in global crude pricing. Given the breadth of our product portfolio, and our specific contract structures, we are not normally impacted by fluctuations in oil prices and their petrochemical derivatives. However, the severity of the recent decline in crude oil pricing has had far reaching effects, pressuring global GDP growth as well as the pricing of raw materials like methanol and ethylene. In simple terms, we could see a year over year decrease in raw materials and energy in the range of $100 million, excluding ethylene. But it's hard to quantify the realized impact of dramatically lower raw materials because they may also result in changed trade flows, may translate into lower global demand for bulk chemicals and result in lower margins for some products. We are monitoring the impact of lower crude oil pricing and working hard to drive margin improvement wherever we can, but it will be a few months before we can be more specific about this dynamic and the benefit of lower raw material and energy cost in 2015.
In addition to these macro areas, we now have a better sense of how the excess inventory held by acetate tow customers will work through the system in 2015. You may recall, since we closed our acetate tow unit in Spondon. That is was in 2012. Cigarette manufacturers globally have carried higher than historical levels of inventory. In order to return to more normal inventory levels, a number of manufacturers will significantly reduce acetate tow purchases in the first half of 2015. As a result, our volumes and margins will be lower in the first half of the year, before returning to more consistent levels in the second half of the year. I expect Consumer Specialties 2015 EBIT could end the year lower, impacting our earnings by about $0.30 per share versus last year.
We don't control the outcomes of these potential headwinds, but we are focused on the things that we can control to help offset some of the volatility we are seeing today and to drive earnings.
Let me start with an update on our progress at the Clear Lake methanol unit. As you can see from the photos in the slide presentation, we continue to make good progress on the unit despite a tight market for skilled labor in the Houston area. We are around 60 percent complete with the overall construction and several portions of the unit are moving into their final phase. The next couple of months are critical for us to successfully start up the unit by October 1, but I have a great deal of confidence in the team managing this important [project]. We are hopeful for good weather and continue to expect this project to be up and running on time and near our original cost estimate of $700 million.
We have estimated the headwind of moving from purchased to produced methanol would be in the range of $0.40 to $0.60 per share. However, with current methanol and energy cost, we should be at the low end of that range. We previously highlighted three areas of focus to offset methanol headwinds - excess cash deployment, implementing a pan-European operating structure and productivity initiatives. All programs are on schedule and we expect results will offset the methanol headwind for the year.
We are also making progress on productivity, specifically energy savings. Working across several manufacturing sites, we have designed and installed innovative energy management systems that provide our operators with key energy efficiency information that allows real-time decisions to drive lower energy costs. This is just one example of hundreds of productivity initiatives we are working across the company that we expect will generate savings of about $0.15 per share in 2015 and beyond.
Commercially we expect strong growth in engineered materials this year driven by our ability to align our application and product development pipeline with our customers' needs and growth plans. We anticipate steady growth in the US and European auto market and continued success penetrating the Asian auto market. And in medical, we expect to grow volumes based on the unique attributes we provide to our customers. We also believe we can continue to unlock value in the Acetyl Chain. Our One Celanese approach to this business has enhanced our collaboration across the globe, enabling us to make better customer, operational and financial decisions. We believe our actions will support a rebound in the emulsions business, which faced significant headwinds in 2014 due to higher raw material pricing. We also are continuing to improved plant operations allowing us to run our units longer and at higher rates that will also drive incremental earnings in 2015.
While, we may not be able to completely offset currency, the cellulose inventory correction and uncertainty in the macroeconomic environment, we have a solid list of actions that our global teams will be focused on to minimize the impact and set the stage for growth through the year and into 2016. When we net all of these risks and opportunities and look at the range of outcomes, it is hard to give a specific outlook for the full year. However, we do expect first quarter earnings to be consistent year-over-year and our full year to be in the range of $5.00 to $5.50 per share.
With that, I'll now turn it over to Chris Jensen.
Chris Jensen, Celanese Corporation, Senior Vice President, Finance
Thanks, Mark.
Let me start with some color on a couple of accounting items that are included in our GAAP reported results but are excluded from our adjusted results. The first is our fourth quarter pension adjustment related to the annual mark-to-market accounting of our benefit obligations. Under this accounting, which we adopted last year, we recognize actuarial gains and losses and changes in the fair value of plan assets in operating results in the fourth of quarter each year. This year the impact was a $349 million net actuarial loss resulting primarily from decreased interest rates and adoption of the most recent industry mortality data. In our GAAP results, you will see this adjustment reflected as follows - $26 million in cost of sales, $318 million in SG&A and $5 million in R&D. In our 2013 GAAP results, we had a net mark-to-market gain of $106 million with $8 million in cost of sales, $96 million in SG&A and $2 million in R&D. The second item is related to the buy out of certain non-retiree, former employees from our US pension plan. Our GAAP results include a $78 million gain from this action. We exclude this gain from our adjusted results.
Now let's move to the year-over-year results for the fourth quarter. We generated record adjusted earnings of $1.28 per share, 23 percent growth over the prior year. Segment income margin expanded 300 basis points over the prior year on margin expansion in both the Acetyl Chain and Materials business. Pricing increased 5 percent on a year-over-year basis led by the intermediate chemistry business as we continue to benefit from strategic changes we have made to enhance our flexibility and respond to prevailing industry trends. Year-over-year volumes decreased 5 percent as volume growth in engineered materials was offset by lower volumes in the Acetyl Chain and Consumer Specialties.
Our strong finish to the year provided another quarter of solid cash flow with operating cash flow of $166 million. We finished the year with record operating cash flow and adjusted free cash flow of $962 million and $553 million, respectively, and deployed this cash to improve our credit profile and balance sheet. We reduced total debt by more than $200 million which should lower annual interest expense by about $30 million. We also contributed an incremental $100 million to our US pension plan. For the year, we distributed $144 million in dividends and spent $250 million to repurchase 4.3 million shares. At year-end we had $451 million remaining on our share repurchase authorization.
We ended the year with just under $800 million of cash after these cash deployment actions. We are well positioned to continue to be productive with our balance sheet in 2015. We continue to expect to de-leverage the balance sheet, be opportunistic with share repurchases and invest in growth opportunities, including M&A.
Turning to taxes, the effective US GAAP tax rate for 2014 was 33 percent versus 32 percent in the prior year. The tax rate for adjusted EPS in 2014 was 21 percent compared to 19 percent in 2013 due to earnings growth in higher tax countries. For 2015, we expect our adjusted tax rate will be less than 20 percent.
This brings us to the end of our prepared remarks and we look forward to discussing our results with you on our earnings call Friday morning. Thank you.